Exhibit 10.5.2

2012 Senior Management Incentive Bonus Plan

Participants:	Marc D. Grodman, MD, CEO
Howard Dubinett, COO
Charles T. Todd, Sr. VP Marketing & Sales
Amar Kamath, VP Marketing
Gary Reeves, VP, Women’s Health
Warren Erdmann, SVP Operations
Nick Cetani, VP Laboratory Director
Ron Rayot, VP
Chris Smith, VP
Sam Singer, CFO
Sally Howlett, VP Billing
Nick Papazicos, SVP Financial Operations
James Weisberger, MD, CMO
Maryanne Amato, Director, Genpath
Cory Fishkin, COO CareEvolve
John Compton, CSO, GeneDx
Sherri Bale, CCO GeneDx
Richard L. Faherty, CIO
John Mooney, VP

Proposed Plan:

A.                                                          The Senior Management Incentive Bonus Plan (the “Plan”) will be based on two (2) separate financial calculations.  The first formula will be based on “Operating Income” as a percent of “Net Revenues” pursuant to the Consolidated Financial Statements of the Company.  The second formula will be based on the percentage increase of “Operating Income” from fiscal 2011 to fiscal 2012 pursuant to the Consolidated Financial Statements of the Company.

B.                                                            There will be one class of participation.

C.                                                            Calculations for the first portion of the program will be as follows:

1.               Operating Income shall consist of the Total Operating Income (hereinafter referred to as “TOI”) for the Entire Company including all divisions and subsidiaries.

2.              In the event that TOI shall be equal to or greater than 11.00%, then and in such event, the participants will be entitled to a bonus based on the participant’s annual gross wages including any CPI adjustment paid to him or her in fiscal 2012 exclusive of any bonus, option exercise, auto or airplane usage expense charge-back, or other unearned revenue (“Annual Gross Wages”), pursuant to the following schedule:

If TOI is greater than
or equal to:	and less than	Percent Bonus
11.00%	11.50%	4%
11.50%	12.00%	6%
12.00%	12.50%	8%
12.50%	N/A	10%

3.               The maximum bonus to be paid under this portion of the program will be 10% of the Annual Gross Wages paid to the participant in fiscal 2012 regardless of TOI.

D.                                                           Calculations for the second portion of the program will be as follows:

1.                                       Operating Income will consist of Operating Income before interest and taxes for the Entire Company including all divisions and subsidiaries.

2.                                       Percentage increase on a year over year basis will be determined by subtracting the Operating Income as reported in the Company’s Consolidated Financial Statements for the 2011 fiscal year (“Base Year”) from the Operating Income as reported in the Company’s Consolidated Financial Statements for the 2012 fiscal year (“Current Year”).  This will result in a difference (“Diff”).  The Diff will be divided by the Base Year to determine the percentage of change (“PC”) in Operating Income between the Base Year and the Current Year.

3.                                       In the event that the PC is positive (an increase) and equal to or greater than 25%, then and in such event, each participant will be entitled to a bonus based on the participant’s Annual Gross Wages pursuant to the following schedule:

If PC is greater than
or equal to:	and less than	Percent Bonus
25.00%	30.00%	6%
30.00%	35.00%	9%
35.00%	40.00%	12%
40.00%	N/A	15%

4.                                       The maximum bonus to be paid under this portion of the program will be 15% of Annual Gross Wages regardless of Operating Income.

E.                                            The two portions shall be calculated separately and shall not be dependent on each other.  Participants may earn a bonus from either or both financial calculations.  Regardless, however, of the Company achievements, the maximum bonus to be paid under the Plan will be 25% of Annual Gross Wages in fiscal 2012.